Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "POLARITYTE, INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF APRIL, A.D. 2017, AT 4:38 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2894506 8100
SR# 20172292624

Authentication: 202330869
Date: 04-05-17

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
POLARITYTE, INC.

PolarityTE, Inc. (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is PolarityTE, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was on May 8, 1998.

SECOND: The Board of Directors and stockholders of the Corporation duly adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware, a resolution proposing and declaring advisable the following amendment to Article FOURTH, Subparagraph A of the Certificate of Incorporation of said Corporation:

FOURTH:

A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 275,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Restated Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 5th day of April 2017.

Denver Lough, CEO